EXHIBIT 15.01

Letter from PricewaterhouseCoopers Auditores Independentes to the Securities and Exchange Commission, dated March 14, 2017, regarding the change in certifying accountant.

March 14, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Gerdau S.A. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Form 20-F of Gerdau S.A. dated March 14, 2017.  We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

\s\PricewaterhouseCoopers

Auditores Independentes

Copy of Item 16F. Change in Registrant’s Certifying Accountant

ITEM 16F.           CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT.

In accordance with Rule 549/08 of the CVM (Brazilian Securities and Exchange Commission) that requires auditor rotation in the ordinary course of 5 years, KPMG Auditores Independentes (“KPMG”) replaced PricewaterhouseCoopers Auditores Independentes (“PwC”) as our independent registered public accounting firm for the fiscal years starting January 1, 2017. The change in auditors was made pursuant to this Rule that limits the consecutive terms that certain service providers may serve. Because of the limitations set forth in this Rule, we did not seek to renew PwC’s contract when it expired and PwC could not attempt to stand for reelection. The replacement of PwC by KPMG was approved by our Board of Directors and Audit Committee on February 21, 2017. PwC is engaged as our auditor for the fiscal year ended December 31, 2016 until the filling of this Form 20- F with the U.S. Securities and Exchange Commission.

PwC audited our financial statements for the fiscal years ended December 31, 2016 and December 31, 2015. None of the reports of PwC on our financial statements for either of such fiscal years contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During these years and until its contract expired, there were no disagreements with PwC, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PwC’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with any reports it would have issued, and there were no “reportable events” as that term is defined in Item 16F(a)(1)(v) of Form 20-F and Item 304(a)(1)(v) of Regulation S-K. PwC did not audit, or perform a review of, any of our financial statements for any period subsequent to December 31, 2016.

We have provided PwC with a copy of the foregoing disclosure, and have requested that they furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with such disclosure. We are including as Exhibit 15.1 to this Form 20-F a copy of the letter from PwC as required by Item 16F(a)(3) of Form 20-F.

During the fiscal years ended December 31, 2016 and December 31, 2015, we did not consult with KPMG regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinion that might be rendered by KPMG on our financial statements. Further, KPMG did not provide any written or oral advice that was an important factor considered by us in reaching a decision as to any such accounting, auditing or financial reporting or any matter being the subject of disagreement or “reportable event” or any other matter as defined in Item 16F(a)(2) of Form 20-F and Item 304(a)(2) of Regulation S-K.